PROSPECTUS and	PRICING SUPPLEMENT NO. 29
PROSPECTUS SUPPLEMENT, each	Dated October 8, 2013
Dated April 21, 2011, as supplemented	Registration Statement No. 333-173672
by Supplement No. 1 dated April 3, 2013	Filed Pursuant to Rule 424(b)(2)

U.S. $3,450,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$250,000,000 Floating-Rate Senior Notes Due October 11, 2016

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, and Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESE0 / US24422ESE04

Date of Issue:	October 11, 2013

Maturity Date:	October 11, 2016

Principal Amount:	$250,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 29 bps

Initial Interest Determination Date:	October 9, 2013

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 11th (or next Business Day) of January, April, July and October commencing January 11, 2014

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 11th (or next Business Day) of January, April, July and October commencing January 11, 2014

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from October 11, 2013

Plan of Distribution:

	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$75,000,000.00
	HSBC Securities (USA) Inc.	75,000,000.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	75,000,000.00
	Goldman, Sachs & Co.	12,500,000.00
	Morgan Stanley & Co. LLC	12,500,000.00
	Total	$250,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850% plus accrued interest from October 11, 2013 if settlement occurs after that date.